UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2007

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	58-1445060
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Other Events

Item 1.01	Entry into a Material Definitive

On October 23, 2007, Morris Publishing Group, LLC (the “Company”) signed a definitive asset purchase agreement (the “Agreement”) to sell fourteen daily newspapers, three nondaily newspapers, a commercial printing operation and other related publications to GateHouse Media, Inc. (“GateHouse”) for a purchase price of $115 million, subject to a working capital adjustment. GateHouse may elect to pay up to $10 million in the form of a one year promissory note bearing interest at 8% per annum, with the remainder in cash. The Company will utilize all of the net after tax cash proceeds from the sale to  pay down debt outstanding under its bank credit facility.

The parties to the agreement are the Company, MPG Allegan Property, LLC, Broadcaster Press, LLC, MPG Holland Property, LLC, The Oak Ridger, LLC, and Yankton Printing Company, as sellers, and Morris Communications Company, LLC, as seller guarantor, and GateHouse Media Operating, Inc., as buyer, and GateHouse, as buyer guarantor. Other than the Agreement, there are no material relationships between the Company and GateHouse or any of their respective affiliates.

The daily newspapers to be sold include the Dodge City (Kan.) Daily Globe, The Newton (Kan.) Kansan, The (Pittsburg, Kan.) Morning Sun, the Hillsdale (Mich.) Daily News, The Holland (Mich.) Sentinel, the Hannibal (Mo.) Courier-Post, The (Independence, Mo.) Examiner, The Grand Island (Neb.) Independent, the York (Neb.) News-Times, The Daily Ardmoreite (Okla.), The Shawnee (Okla.) News-Star, the Yankton (S.D.) Daily Press & Dakotan, The Oak Ridger (Tenn.), and the News Chief (Winter Haven, Fla.). The nondaily newspapers include La Estrella (Dodge City, Kan.) The Girard (Kan.) City Press and the Vermillion (S.D.) Plain Talk. The commercial printing operation is Flashes Publishing (Mich.), which also publishes The Holland Sentinel and the Flashes Shopping Guides (Mich.), related free nondaily community publications included in the sale.

On October 23, 2007, the Company issued a press release, attached hereto and incorporated herein by reference as Exhibit 99.1, announcing the signing of the Agreement. The transaction is expected to close before the end of November and is subject to regulatory and the Company's lender approval and customary closing conditions.

Section 7	Regulation FD

Item 7.01	Regulation FD Disclosure

Morris Publishing expects that it will repay approximately $73 million of its Tranche A Term Loan under its senior credit facilities, following the closing of the transaction, and another $7 million upon receipt of payment on the $10 million note from GateHouse. Morris Publishing does not expect the transaction to result in a significant change in its cash flow ratio under its senior credit facilities or its consolidated leverage ratio under its indenture related to the senior subordinated notes.

Total net operating revenue for the publications and businesses sold to GateHouse was $71.3 million for the twelve month period ended December 31, 2006 and $33.5 million and $35.6 million for the six month periods ended June 30, 2007 and 2006, respectively. Total operating costs directly associated with these publications and businesses, excluding depreciation and amortization, were $57.6 million for the twelve month period ended December 31, 2006 and $28.3 million and $28.7 million for the six month periods ended June 30, 2007 and 2006, respectively. These total direct operating costs do not include the management fee and the technology and shared services fee charged by the Company's parent, Morris Communication Company, LLC, or any allocation of the Company's corporate overhead costs.

The Company and its parent have not yet determined to what extent, if any, the management fee and the technology and shared services fee will change as a result of the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release of Morris Publishing Group, LLC, dated October 23, 2007, reporting Morris Publishing Group’s entry into a Material Definitive Agreement with GateHouse Media, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2007	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer